Exhibit 11
                             THERMO REMEDIATION INC.

                        Computation of Earnings per Share


                                                     Three Months Ended
                                                ---------------------------
                                                   June 28,        June 29,
                                                       1997            1996
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    Computation of Primary Earnings per Share:

    Net Income (a)                              $   576,000     $ 1,028,000
                                                ===========     ===========
    Shares:
      Weighted average shares outstanding        12,491,945      12,832,975

      Add: Shares issuable from assumed
           exercise of options and warrants
           (as determined by the application
           of the treasury stock method)                  -         420,982
                                                -----------     -----------
      Weighted average shares outstanding,
        as adjusted (b)                          12,491,945      13,253,957
                                                ===========     ===========
    Primary Earnings per Share (a) / (b)        $       .05     $       .08
                                                ===========     ===========